Angel Oak Mortgage REIT, Inc. Reports First Quarter 2026 Financial Results

ATLANTA – May 5, 2026 -- Angel Oak Mortgage REIT, Inc. (NYSE: AOMR) (the “Company,” “we,” and “our”), a leading real estate finance company focused on acquiring and investing in first and second lien non-QM loans and other mortgage-related assets in the U.S. mortgage market, today reported financial results for the quarter ended March 31, 2026.

First Quarter 2026 Highlights
•Q1 2026 GAAP net loss of $(7.4) million, or $(0.30) per diluted share of common stock.
•Q1 2026 net interest income of $12.1 million demonstrates an increase of 20.1% versus Q1 2025 net interest income of $10.1 million and an increase of 11.2% versus Q4 2025 net interest income of $10.9 million.
•Q1 2026 GAAP book value of $10.31 per share and economic book value of $12.28 per share, decreases of 4.0% and 3.3%, respectively, compared to the end of 2025.
•Q1 2026 Distributable Earnings of $4.6 million, or $0.18 per diluted share of common stock.
•Declared a dividend of $0.32 per share of common stock, which will be paid on May 29, 2026, to common stockholders of record as of May 22, 2026.

Sreeni Prabhu, Chief Executive Officer and President of Angel Oak Mortgage REIT, Inc., said "The first quarter showcased our earnings engine in a variable macro environment, marking approximately 20% net interest income growth compared to the first quarter of 2025 and over 11% net interest income growth compared to the fourth quarter of 2025. In early March, we executed a $272 million securitization, taking advantage of favorable market conditions prior to spread-widening associated with the onset of geopolitical conflict in the Middle East and underscoring the benefits of our methodical, repeatable approach." Prabhu continued, “Looking ahead, we will continue to focus on what we can control, maintaining disciplined credit, expanding earnings, and consistent securitization market activity."

Portfolio and Investment Activity
•In March 2026, the Company executed the AOMT 2026-2 securitization as the sole contributor of loans. The Company contributed loans with a scheduled unpaid principal balance of approximately $272.3 million and a 7.11% weighted average coupon. This securitization reduced the Company’s debt by approximately $234.1 million and released cash of $23.9 million to the Company, which was used for new loan purchases and operational purposes.
•During the quarter, the Company purchased $246.2 million of newly-originated, current market coupon non-QM residential mortgage loans, with a weighted average coupon of 7.34%, weighted average combined loan-to-value ratio (“CLTV”) of 67.1% and weighted average non-zero credit score of 759.
•As of March 31, 2026, the weighted average coupon of our residential whole loans portfolio was 7.62%, marking a 24 basis point increase compared to December 31, 2025.

Capital Markets Activity
As of March 31, 2026, the Company was a party to four loan financing lines which permit borrowings in an aggregate amount of up to $1.3 billion, of which approximately $192 million was drawn, leaving capacity of approximately $1.1 billion for new loan purchases.

Balance Sheet
•Target assets totaled $2.7 billion as of March 31, 2026
•The Company held residential mortgage whole loans awaiting securitization with fair value of $245.5 million as of March 31, 2026.
•As of March 31, 2026, the Company's recourse debt to equity ratio was 1.3x.

Dividend
On May 5, 2026, the Company declared a dividend of $0.32 per share of common stock, which will be paid on May 29, 2026, to common stockholders of record as of May 22, 2026.

Conference Call and Webcast Information
The Company will host a live conference call and webcast today, May 5, 2026 at 8:30 a.m. Eastern time. To listen to the live webcast, go to the Investors section of the Company’s website at www.angeloakreit.com at least 15 minutes prior to the scheduled start time in order to register and install any necessary audio software.

To Participate in the Telephone Conference Call:
Dial in at least 15 minutes prior to start time.
Domestic: 1-800-717-1738
International: 1-646-307-1865

Conference Call Playback:
Domestic: 1-844-512-2921
International: 1-412-317-6671
Pass code: 1164285
The playback can be accessed through May 19, 2026.

Non-GAAP Metrics
Distributable Earnings is a non‑GAAP measure and is defined as net income (loss) allocable to common stockholders as calculated in accordance with generally accepted accounting principles in the United States of America (“GAAP”), excluding (1) unrealized gains and losses on our aggregate portfolio, (2) impairment losses, (3) extinguishment of debt, (4) non-cash equity compensation expense, (5) the incentive fee earned by Falcons I, LLC, our external manager (our “Manager”), (6) realized gains or losses on swap terminations and (7) certain other nonrecurring gains or losses. We believe that the presentation of Distributable Earnings provides investors with a useful measure to facilitate comparisons of financial performance among our real estate investment trust (“REIT”) peers, but has important limitations. We believe Distributable Earnings as described above helps evaluate our financial performance without the impact of certain transactions but is of limited usefulness as an analytical tool. Therefore, Distributable Earnings should not be viewed in isolation and is not a substitute for net income computed in accordance with GAAP. Our methodology for calculating Distributable Earnings may differ from the methodologies employed by other REITs to calculate the same or similar supplemental performance measures, and as a result, our Distributable Earnings may not be comparable to similar measures presented by other REITs.

Distributable Earnings Return on Average Equity is a non-GAAP measure and is defined as annual or annualized Distributable Earnings divided by average total stockholders’ equity. We believe that the presentation of Distributable Earnings Return on Average Equity provides investors with a useful measure to facilitate comparisons of financial performance among our REIT peers, but has important limitations. Additionally, we believe Distributable Earnings Return on Average Equity provides investors with additional detail on the Distributable Earnings generated by our invested equity capital. We believe Distributable Earnings Return on Average Equity as described above helps evaluate our financial performance without the impact of certain transactions but is of limited usefulness as an analytical tool. Therefore, Distributable Earnings Return on Average Equity should not be viewed in isolation and is not a substitute for net income computed in accordance with GAAP. Our methodology for calculating Distributable Earnings Return on Average Equity may differ from the methodologies employed by other REITs to calculate the same or similar supplemental performance measures, and as a result, our Distributable Earnings Return on Average Equity may not be comparable to similar measures presented by other REITs.

Economic book value is a non-GAAP financial measure of our financial position. To calculate our economic book value, the portions of our non-recourse financing obligation held at amortized cost are adjusted to fair value. These adjustments are also reflected in our end of period total stockholders’ equity. Management considers economic book value to provide investors with a useful supplemental measure to evaluate our financial position as it reflects the impact of fair value changes for our legally held retained bonds, irrespective of the accounting model applied for GAAP reporting purposes. Economic book value does not represent and should not be considered as a substitute for book value per share of common stock or stockholders’ equity, as determined in accordance with GAAP, and our calculation of this measure may not be comparable to similarly titled measures reported by other companies.

Forward-Looking Statements
This press release contains certain forward-looking statements that are subject to various risks and uncertainties, including, without limitation, statements relating to the performance of the Company’s investments. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “endeavor,” “seek,” “anticipate,” “estimate,” “believe,” “could,” “project,” “predict,” “continue,” or by the negative of these words and phrases or other similar words or expressions. Forward-looking statements are based on certain assumptions, discuss future expectations, describe existing or future plans and strategies, contain projections of results of operations, liquidity and/or financial condition, or state other forward-looking information. The Company’s ability to predict future events or conditions or their impact or the actual effect of existing or future plans or strategies is inherently uncertain. Although the Company believes that such forward-looking statements are based on reasonable assumptions, actual results and performance in the future could differ materially from those set forth in or implied by such forward-looking statements. You are cautioned not to place undue reliance on these forward‐looking statements, which reflect the Company’s views only as of the date of this press release. Additional information concerning factors that could cause actual results and performance to differ materially from these forward-looking statements is contained from time to time in the Company’s filings with the Securities and Exchange Commission. Except as required by applicable law, neither the Company nor any other person assumes responsibility for the accuracy and completeness of the forward‐looking statements. The Company does not undertake any obligation to update any forward-looking statements contained in this press release as a result of new information, future events or otherwise.

About Angel Oak Mortgage REIT, Inc.
Angel Oak Mortgage REIT, Inc. is a real estate finance company focused on acquiring and investing in first and second lien non-QM loans and other mortgage-related assets in the U.S. mortgage market. The Company’s objective is to generate attractive risk-adjusted returns for its stockholders through cash distributions and capital appreciation across interest rate and credit cycles. The Company is externally managed and advised by an affiliate of Angel Oak Capital Advisors, LLC, which, collectively with its affiliates, is a leading alternative credit manager with market leadership in mortgage credit that includes asset management, lending, and capital markets. Additional information about the Company is available at www.angeloakreit.com

Angel Oak Mortgage REIT, Inc.
Condensed Consolidated Statements of Operations and Comprehensive Income (Loss)
(Unaudited)
(in thousands, except for share and per share data)

	Three Months Ended
	March 31, 2026	March 31, 2025
INTEREST INCOME, NET
Interest income	$40,694	$32,867
Interest expense	28,584	22,780
NET INTEREST INCOME	$12,110	$10,087

REALIZED AND UNREALIZED GAINS (LOSSES), NET
Net realized gain (loss) on mortgage loans, derivative contracts, RMBS, and CMBS	$(2,721)	$(3,182)
Net unrealized gain (loss) on trading securities, mortgage loans, portion of debt at fair value option, and derivative contracts	(11,592)	16,625
TOTAL REALIZED AND UNREALIZED GAINS (LOSSES), NET	$(14,313)	$13,443

EXPENSES
Operating expenses	$1,657	$1,201
Operating expenses incurred with affiliate	565	416
Stock compensation	423	237
Securitization costs	1,402	—
Management fee incurred with affiliate	1,129	1,145
Total operating expenses	$5,176	$2,999

INCOME (LOSS) BEFORE INCOME TAXES	$(7,379)	$20,531
Income tax expense	—	—
NET INCOME (LOSS) ALLOCABLE TO COMMON STOCKHOLDERS	$(7,379)	$20,531
Other comprehensive income (loss)	4,398	(695)
TOTAL COMPREHENSIVE INCOME (LOSS)	$(2,981)	$19,836

Basic earnings (loss) per common share	$(0.30)	$0.88
Diluted earnings (loss) per common share	$(0.30)	$0.87

Weighted average number of common shares outstanding:
Basic	24,757,346	23,396,151
Diluted	24,757,346	23,644,598

Angel Oak Mortgage REIT, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands, except for share and per share data)

	As of:
	March 31, 2026	December 31, 2025
ASSETS
Residential mortgage loans - at fair value	$245,534	$294,134
Residential mortgage loans in securitization trusts - at fair value	2,249,614	2,076,776
RMBS - at fair value	212,596	280,005
Cash and cash equivalents	41,963	41,619
Restricted cash	1,682	3,666
Principal and interest receivable	11,269	10,354
TBA securities and interest rate futures contracts - at fair value	3,911	240
Other assets	43,412	42,984
Total assets	$2,809,981	$2,749,778

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Notes payable	$192,230	$218,757
Non-recourse securitization obligation, collateralized by residential mortgage loans in securitization trusts (see Note 2)	2,079,653	1,915,321
Securities sold under agreements to repurchase	57,000	54,041
Senior unsecured notes	89,251	89,023
TBA securities and interest rate futures contracts - at fair value	—	32
Due to broker	129,359	198,191
Accrued expenses	2,291	2,021
Accrued expenses payable to affiliate	244	783
Interest payable	1,890	3,423
Income taxes payable	—	—
Management fee payable to affiliate	1,161	663
Total liabilities	$2,553,079	$2,482,255

STOCKHOLDERS' EQUITY
Common stock, $0.01 par value. As of March 31, 2026: 350,000,000 shares authorized, 24,914,647 shares issued and outstanding. As of December 31, 2025: 350,000,000 shares authorized, 24,914,647 shares issued and outstanding.	$249	$249
Additional paid-in capital	475,000	474,577
Accumulated other comprehensive income (loss)	3,084	(1,314)
Retained earnings (deficit)	(221,431)	(205,989)
Total stockholders' equity	$256,902	$267,523
Total liabilities and stockholders' equity	$2,809,981	$2,749,778

Angel Oak Mortgage REIT, Inc.
Reconciliation of Net Income (Loss) to Distributable Earnings
and Distributable Earnings Return on Average Equity
(Unaudited)

	Three Months Ended
	March 31, 2026	March 31, 2025
	(in thousands)
Net income (loss) allocable to common stockholders	$(7,379)	$20,531
Adjustments:
Net unrealized (gains) losses on trading securities	2,152	1,032
Net unrealized (gains) losses on derivatives	(3,703)	1,042
Net unrealized (gains) losses on residential loans in securitization trusts and non-recourse securitization obligation	9,164	(15,657)
Net unrealized (gains) losses on residential loans	3,979	(3,041)
Non-cash equity compensation expense	423	237
Distributable Earnings	$4,636	$4,144

	Three Months Ended
	March 31, 2026	March 31, 2025
	($ in thousands)
Annualized Distributable Earnings	$18,546	$16,576
Average total stockholders’ equity	$262,212	$252,033
Distributable Earnings Return on Average Equity	7.1%	6.6%

Angel Oak Mortgage REIT, Inc.
Reconciliation of Stockholders’ Equity to Stockholders’ Equity Including Economic Book Value Adjustments
and Economic Book Value per Share of Common Stock
(Unaudited)

	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025
	(in thousands, except for share and per share data)
GAAP total stockholders’ equity	$256,902	$267,523	$264,165	$246,389	$251,480
Adjustments:
Fair value adjustment for securitized debt held at amortized cost	48,958	48,789	52,770	61,846	63,593
Stockholders’ equity including economic book value adjustments	$305,860	$316,312	$316,935	$308,235	$315,073

Number of shares of common stock outstanding at period end	24,914,647	24,914,647	24,914,035	23,765,202	23,500,175
Book value per share of common stock	$10.31	$10.74	$10.60	$10.37	$10.70
Economic book value per share of common stock	$12.28	$12.70	$12.72	$12.97	$13.41

Contacts

Investors:
investorrelations@angeloakreit.com
855-502-3920

IR Agency Contact:
Nick Teves or Joseph Caminiti, Alpha IR Group
312-445-2870
AOMR@alpha-ir.com

Company Contact:
KC Kelleher, Head of Corporate Finance & Investor Relations
404-528-2684
kc.kelleher@angeloakcapital.com